UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

 Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

BANK FIRST CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Bank First Corporation

402 N. 8th Street

P.O. Box 10

Manitowoc, Wisconsin 54221-0010

SUPPLEMENT DATED MAY 9, 2025 TO DEFINITIVE PROXY STATEMENT DATED APRIL 25, 2025

FOR THE 2025 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MONDAY, JUNE 16, 2025

On April 25, 2025, Bank First Corporation, a corporation organized under the laws of the State of Wisconsin (the “Company”), filed a definitive proxy statement (the “Proxy Statement”), with the Securities and Exchange Commission (the “SEC”) regarding the Company’s Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Monday, June 16, 2025 (the “Annual Meeting”), at 4:00 p.m., Central Time, at the Franciscan Center, located at 6751 Calumet Avenue, Manitowoc, Wisconsin 54220. The following information supplements and relates to the Proxy Statement. This supplement (the “Supplement”) should be read together with the Proxy Statement. This Supplement is being filed with the Securities and Exchange Commission and is being made available to shareholders on or about May 9, 2025

Withdrawal of Nominee for Election to the Board of Directors

On May 5, 2025, Ebru Başaran-Shull withdrew as a nominee for election as a director at the Annual Meeting, and the Board of Directors of the Company (the “Board”) has chosen not to replace her with another nominee. As a result, Ms. Başaran-Shull is no longer a nominee for election to the Board at the Annual Meeting. Ms. Başaran-Shull is not a current member of the Board.

The remaining nominees to the Board named in the Proxy Statement will continue to stand for election at the Annual Meeting.

Ms. Başaran-Shull’s withdrawal as a director nominee is in connection with a change in her primary employment and not the result of any disagreement with the Company or the Board on any matter relating to the operations, policies or practices of the Company.

Voting Matters

We will not prepare a new Proxy Card or voting instruction form to omit Ms. Başaran-Shull.

If you have already voted, you do not need to take any action unless you wish to change your vote. Notwithstanding the Board’s decision to withdraw Ms. Başaran-Shull as a nominee for election to the Board, the Notice of Internet Availability, the Proxy Card and Voting Instruction Form distributed with the Proxy Statement remain valid; however, any votes that are submitted with instructions to vote for Ms. Başaran-Shull will be disregarded and will not be counted. If you have already submitted your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already submitted by shareholders will remain valid and will be voted at the Annual Meeting, unless revoked. If you have not yet submitted your proxy or submitted your voting instructions, please disregard Ms. Başaran-Shull name as a nominee for election as a director. None of the other items to be acted upon at the Annual Meeting, which are described in the Proxy Statement, are affected by this Supplement, and shares represented by proxy cards returned before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the form.

Please refer to the Proxy Statement for instructions on how to submit your vote, or how you may change your vote if you have already voted.

Important Information

The Company has filed the definitive Proxy Statement with the Securities and Exchange Commission and has furnished to its shareholders the Proxy Statement in connection with the solicitation of proxies for the Annual Meeting. The Company advises its shareholders to read the Proxy Statement relating to the Annual Meeting, as amended and supplemented by this Supplement and any other supplements, because it contains important information.

Except as specifically amended or supplemented by the information contained in this Supplement or any other supplement filed by the Company, all information set forth in the Proxy Statement remains unchanged and should be considered in voting your shares. Where information in the Proxy Statement is described as current as of a certain date, it remains current only as of such date, except as specifically amended or supplemented by the information set forth in this Supplement or any other supplement filed by the Company.